Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-40363, 333-100224 and 333-140746) of our report dated June 22, 2009 relating to the financial statements of The Pep Boys Savings Plan — Puerto Rico for the year ended December 31, 2008, which appears in this Form 11-K.

/s/ Parente Randolph, LLC
Philadelphia, Pennsylvania
June 22, 2009